Exhibit 5.1

[Conyers Dill & Pearman Letterhead]

26th November, 2013
Matter No.: 704697
Doc Ref: 4073802
Direct Line: (345) 814 7761
Email: olivaire.watler@conyersdill.com

Atlas Financial Holdings, Inc.
150 N.W. Point Boulevard
Elk Grove Village
Illinois 60007
United States of America

Attn. Mr. Scott Wollney,
President, Chief Executive Officer and Director

Dear Sirs,

Atlas Financial Holdings, Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8, as may be amended, filed with the U.S. Securities and Exchange Commission (the "Commission") on 15th November, 2013 (the "S-8 Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of 834,876 ordinary shares, par value US$0.003 (the “S-8 Shares”) issuable pursuant to the Company’s 2013 Equity Incentive Compensation Plan and the Company’s 2010 Stock Option Plan (collectively, the “Plans”) and the amended and restated share option agreement between the Company and Jordan Kupinsky for 10,700 Ordinary Shares (the “Kupinsky Option”).

For the purposes of giving this opinion, we have examined electronic copies of the S-8 Registration Statement, the Plans and the Kupinsky Option.

In addition we have examined and relied on copies of the following documents:

(1)    the Memorandum and Articles of Association of the Company;

(2)	minutes of a meeting/written resolutions of the board of directors of the Company held/passed on:

(a)    3rd January, 2011;

(b)    17th January, 2011;

(b)    11th January, 2013;

(c)    17th June, 2013; and

(a)	21st November, 2013

(collectively, the “Resolutions”);

(3)	the register of ordinary shares of the Company certified by the Registrar and Transfer Agent of the Company on 13th November, 2013; and

(4)	the certificate of good standing in respect of the Company dated 13th November, 2013 (the “Certificate Date”) issued by the Cayman Islands Registrar of Companies;

and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the accuracy and completeness of all factual representations made in the S-8 Registration Statement, the Plans and other documents reviewed by us; (c) that the resolutions contained in the Resolutions were passed remain in full force and effect and have not been rescinded or amended; (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (e) that upon issue of any Ordinary Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and (f) that on the date of issuance of any Ordinary Shares the Company will have sufficient authorized but unissued common shares.
“Non-assessable” is not defined under Cayman Islands law but when the term is used herein, subject to any contrary provision in any agreement between the Company and any one of its members holding any of the Ordinary Shares, it means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the S-8 Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
 The Company is duly incorporated and existing under the laws of the Cayman Islands and is, as at the Certificate Date, in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands governmental authority, or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued and paid for in accordance with the terms of the respective Plan or the Kupinsky Option, as appropriate, the S-8 Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman (Cayman) Limited

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